Exhibit 23.2

Independent Registered Public
Accounting Firm’s Consent

We consent to the incorporation by reference in this Form 8-K/A (dated January 24, 2005) of our report dated January 30, 2004, except for Note 4, dated May 10, 2004, relating to the combined financial statements of Great Bear Lodge of Wisconsin Dells, LLC and Great Bear Lodge of Sandusky, LLC which are included in Great Wolf Resorts, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 21, 2005.

/s/ Rubin, Brown, Gornstein & Co. LLP

Saint Louis, Missouri
January 21, 2005